                                                              EXHIBIT 2.9


                AGREEMENT REGARDING PARTIAL ASSIGNMENT AND ASSUMPTION
                              OF RIGHTS AND OBLIGATIONS
                         UNDER REAL ESTATE PURCHASE AGREEMENT


         This Agreement Regarding Partial Assignment and Assumption of Rights and Obligations Under Real Estate Purchase Agreement ("Agreement") is entered into as of December 10th, 1996, by and between SYDRAN DEVELOPMENT CORPORATION, a California corporation ("Assignor"), and U.S. RESTAURANT PROPERTIES OPERATING L.P., a Delaware limited partnership ("Assignee"), who agree as follows:

                                       RECITALS

    A. Reference is made to that certain Real Estate Purchase and Sale Agreement (Existing Restaurants) entered into as of June 15, 1996, by and among Snowstate Restaurant Corporation and Franklin Restaurant Corporation (together, "Seller"), as seller, and Assignor, as buyer, as amended and reinstated pursuant to that Reinstatement and Amendment Agreement (Real Estate Purchase Agreement -- Existing Restaurants) entered into as of August 22, 1996, by and among Seller and Assignor (as so amended, the "ERPA"). Pursuant to the ERPA, Assignor has the right to purchase from Seller seven
(7) parcels of improved real property on which are located existing Chili's Restaurants in the states of Arkansas, Idaho, Nebraska, New Mexico, Utah and Wyoming, as identified on the attached EXHIBIT A and as more particularly described in the ERPA (the "Real Property"). Seller and Assignor have also entered into an Asset Purchase and Sale Agreement and a Real Estate Purchase and Sale Agreement (Development Parcels), both of which have also been amended and reinstated as of August 22, 1996 (as so amended, the "Related Agreements"), for the purchase and sale of certain existing and proposed Chili's Restaurants and assets and real estate interests related thereto (the "Restaurant Assets"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the ERPA.

    B. Assignee has received and reviewed copies of the ERPA and the Related Agreements, together with all exhibits thereto.

    C. Assignor has the right to conduct due diligence investigations with respect to the Real Property and the Restaurant Assets under the terms of the ERPA and the Related Agreements in order to determine whether Assignor desires to acquire the Restaurant Assets and to operate the Restaurants on the Real Property.

    D. The obligations of Assignor under the ERPA and the Related Agreements to purchase some or all of the Real Property and Restaurant Assets may be terminated in certain circumstances as more particularly set forth in the ERPA and the Related Agreements.


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    E.   If, based on such due diligence, Assignor determines that (i) Assignor desires to acquire some or all of the Restaurant Assets in order to operate the Restaurants on the related Real Property and (ii) the Real Property is acceptable for the operation of the Restaurants, Assignor desires to assign to Assignee Assignor's rights and obligations to purchase six (6) of the seven (7) parcels of the Real Property and to have Assignee purchase such Real Property and lease such Real Property to Assignor, and Assignee desires to assume Assignor's rights and obligations to purchase such Real Property and to purchase such Real Property and lease such Real Property to Assignor, all on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

    1.   DESIGNATION OF REAL PROPERTY.

         1.1 DESIGNATED PARCELS. If Assignor and Seller determine, in the exercise of their respective rights under the ERPA in such a manner as Assignor and Seller may, in their sole and absolute discretion, determine, that all seven
(7) of the parcels of Real Property are to be acquired, those six (6) parcels of the Real Property identified as "Designated Parcels" on EXHIBIT A shall be subject to, and acquired by Assignee under, this Agreement, and shall be referred to herein as the "Designated Parcels." The seventh parcel of Real Property, which is located in St. George, Utah (the "Retained Parcel"), shall not be subject to this Agreement but shall either (i) be acquired by Assignor or another assignee of Assignor pursuant to the ERPA or (ii) be made subject, by amendment of the ERPA and the Related Agreements, to one of the Related Agreements and acquired by Assignor or another assignee of Assignor pursuant thereto. Assignee hereby approves of such proposed amendments of the ERPA and the Related Agreements to remove the Retained Parcel from the ERPA and to make other modifications to the ERPA and Related Agreements, provided that such other modifications do not materially affect Assignee's rights or obligations hereunder. If the ERPA and the Related Agreements are so amended, the terms "ERPA" and "Related Agreements," as used in this Agreement, shall refer to the ERPA and the Related Agreements as so amended. Assignor shall promptly provide Assignee with copies of any such amendments.

         1.2 DELETION OF DESIGNATED PARCELS BY ASSIGNOR. If Assignor and/or Seller determine, in the exercise of their rights under the ERPA in such a manner as Assignor and Seller may, in their sole and absolute discretion, determine, that one (1) or more of the Designated Parcels shall be deleted from the Real Property to be acquired under the ERPA, Assignor shall promptly notify Assignee of such deletion. Any such parcel(s) so deleted (individually, a "Deleted Parcel" and collectively, the "Deleted Parcels") shall no longer be part of the Designated Parcels and the term "Designated Parcels" shall thereafter include only the remaining Designated Parcels not so deleted. In the event any Designated Parcel is so deleted, Assignee shall have no right under
Section 4.09 of the ERPA or


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otherwise, to lease such Deleted Parcel from Seller or to otherwise acquire any interest in such Deleted Parcel. Provided, however, that if Assignor deletes more than three (3) Designated Parcels from the Real Property to be acquired under the ERPA, Assignee may, in its discretion, terminate this Agreement by delivering written notice of termination to Assignor within two
(2) business days following Assignee's receipt of notice of the deletions by Assignor.

    2.   ASSIGNEE'S DUE DILIGENCE.

         2.1 ASSIGNOR'S DELIVERY OF MATERIALS. Assignor has provided to Assignee, or has caused to be provided to Assignee, copies of: (i) those Title Reports (together with copies of documents identified therein), Surveys and Environmental Reports reviewed by Assignor in the course of Assignor's due diligence regarding the Designated Parcels; (ii) such other documents reviewed by Assignor in the course of Assignor's due diligence regarding the Designated Parcels as may have been requested by Assignee; (iii) any summaries of such reviewed documents prepared by Assignor; and (iv) any notices of Defects delivered by Assignor to Seller under the ERPA. Assignee acknowledges and agrees that: (vv) Assignor's delivery of such materials is for the convenience of Assignee only; (xx) except as expressly set forth in this Agreement, neither Assignor nor its agents or representatives has made, and Assignee is not relying on and has not been induced by, any representations, warranties or statements, express or implied, regarding the Real Property, the Designated Parcels, or the accuracy or effect of any due diligence materials provided by Assignor to Assignee hereunder; (yy) Assignee will rely solely on its own due diligence investigations, inspections and reviews with respect to the physical condition, state of title, environmental and other matters relating to the Designated Parcels; and (zz) Assignee is experienced, knowledgeable and sophisticated in the acquisition and ownership of restaurant properties. Without limiting the generality of the foregoing, Assignee acknowledges and agrees that any and all summaries of due diligence investigations prepared by Assignor and provided to Assignor hereunder are provided solely at the request and for the convenience of Assignee, and Assignor makes no representations or warranties as to the completeness or accuracy thereof or of any conclusions or recommendations set forth therein.

         2.2 DEFECTS IDENTIFIED BY ASSIGNEE. Assignee's review of such information has revealed certain conditions about the Designated Parcels that are unacceptable to Assignee (the "Defects"), and Assignee has, by copy of its letters to Chicago Title Company, Assignor and Asssignor's surveyors dated December 3, 1996, notified Assignor of such Defects. If Assignor notifies Assignee, within two (2) business days following the date of this Agreement, that such Defects will be cured prior to the Closing under the ERPA, Assignor shall cause such Defects to be so cured. If Assignor fails to notify Assignee within such two business day period that all such Defects will be cured prior to the Closing under the ERPA, the Designated Parcel(s) subject to the uncured Defect(s) shall, unless the Defect is waived in writing by Assignee within one (1) business day following the expiration of such two business day period, be deleted as a Designated Parcel, in which event the term "Designated Parcels" shall thereafter include only the remaining


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Designated Parcels not so deleted. Any such Designated Parcels deleted by
Assignee may, in Assignor's discretion, still be purchased by Assignor under the ERPA, and, in such event, shall be referred to in this Agreement as "Retained Parcels."

    3. ASSIGNMENT AND ASSUMPTION OF ERPA. Conditioned upon, subject to and concurrent with the Closing under the ERPA, Assignor shall grant, convey, transfer and assign to Assignee Assignor's right, title and interest under the ERPA with respect to the Designated Parcels, including, without limitation, the right to purchase the Designated Parcels from Seller. Assignor shall retain all right, title and interest under the ERPA with respect to the purchase of the Retained Parcels, if any. With regard to the Designated Parcels to be purchased by Assignee, Assignee hereby agrees that the purchase shall be in accordance with the terms and provisions of the ERPA and that Assignee shall, at the Closing and with respect to the Designated
Parcels: (i) accept the foregoing assignment; (ii) substitute itself as the "Buyer" under the ERPA; (iii) assume, perform, fulfill and be bound by all of the terms, covenants, conditions, obligations and agreements contained in the ERPA as a direct obligation to Seller, except as otherwise provided elsewhere in this Agreement; and (iv) indemnify, defend, protect and hold Assignor harmless from and against any and all liabilities, costs, expenses (including, without limitation, attorneys' fees and costs), claims, actions, causes or action, demands, losses, damages, penalties and judgments relating to Assignee's obligations under this Agreement or under the ERPA, or from any breach thereof. The obligations of Assignee under this SECTION 3 shall be conditioned on Assignee's receipt of reasonably satisfactory evidence that Sydran Food Services III, L.P. has, or will have, equity capital of at least $8,500,000 as of the Closing. Any and all representations, warranties, covenants or obligations made or undertaken by Seller under the ERPA shall be made and undertaken solely by Seller and, except as expressly set forth in this Agreement, Assignor does not make or undertake any such representations, warranties, covenants or obligations to Assignee, nor shall Assignor be liable to Assignee for any breach or nonperformance thereof by Seller. Assignor shall indemnify, defend, protect and hold Assignee harmless from and against any and all liabilities, costs, expenses (including, without limitation, attorneys' fees and costs), claims, actions, causes or action, demands, losses, damages, penalties and judgments relating to Assignor's obligations under this Agreement or under the ERPA, or from any breach thereof.

    4.   PURCHASE PRICE.

         4.1 PURCHASE PRICE. Any provisions of the ERPA to the contrary notwithstanding, if all six (6) of the Designated Parcels identified on EXHIBIT A are purchased by Assignee, the portion of the Purchase Price to be paid by Assignee for the Designated Parcels under the ERPA shall be Nine Million Dollars ($9,000,000), as such amount may be adjusted pursuant to
Section 1.13 of the ERPA and subject to any appropriate prorations, debits or credits in accordance with Sections 1.10, 1.11 and/or 4.04 of the ERPA.


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         4.2  REDUCTION OF PURCHASE PRICE.  If any of the Designated Parcels
are deleted pursuant to the provisions of this Agreement, the Purchase Price to be paid by Assignee for the remaining Designated Parcels shall be reduced by the amount by which the Purchase Price would be reduced under Sections
4.08 and 4.09 of the ERPA if such parcel(s) were deleted therefrom.

         4.3 ALLOCATION OF PURCHASE PRICE. The total Purchase Price paid by Assignee for the Designated Parcels shall be allocated among the Designated Parcels in proportion to the relative gross sales of the Restaurants on the Designated Parcels during the twelve (12)-month period ending on October 31, 1996 (annualized for any period less than 12 months). If Assignee purchases all six (6) Designated Parcels, the Purchase Price shall be allocated as set forth on EXHIBIT A.

    5. DEPOSIT. Upon execution of this Agreement, the parties shall establish with Escrow Agent a separate escrow than the Escrow under the ERPA (the "Assignment Escrow"). Upon the opening of the Assignment Escrow, Assignee shall deposit in the Assignment Escrow the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit"), which amount, together with any and all interest earned thereon, shall be held in the Assignment Escrow pending the Closing, at which time it shall either be (i) transferred to the Escrow Agent or the Closing Agent under the ERPA, as appropriate, to be paid to Seller and applied against the Purchase Price payable by Assignee for the Designated Parcels to be purchased by Assignee or (ii) retained by Assignor pursuant to SECTION 9 in the event of Assignee's default hereunder. In addition, the Deposit shall be refunded to Assignee in the event that this Agreement is terminated pursuant to SECTION 1.2, if the ERPA is terminated for reasons other than Assignee's default, or if Assignor defaults in its obligations hereunder. Assignor and Assignee shall execute and deliver such escrow instructions as may be necessary or appropriate to implement the provisions of this SECTION 5.

    6. EVIDENCE OF FINANCING. Within two (2) business days following the date of this Agreement, Assignee shall deliver to Assignor written confirmation that Assignee has notified its lender, Comerica Bank-Texas, to effectively "lock off" the funds necessary to pay the Purchase Price for all of the Designated Parcels plus any and all related costs payable by Assignee under the ERPA and/or this Agreement. In the event that Assignee fails to deliver such written confirmation to Assignor within such two (2)-day period, Assignor shall have the right, at its election, to terminate this Agreement.

    7. LIMITATIONS AND MODIFICATIONS OF ASSIGNMENT AND ASSUMPTION. The assignment and assumption of rights and obligations under the ERPA as set forth in SECTION 3 of this Agreement shall be subject to the following modifications and limitations:

         (a) Assignee shall have no right to determine or extend the Closing Date under Section 1.03 of the ERPA, any such rights being exclusively reserved to Assignor. Assignor shall provide Assignee with ten (10) days' written notice of Closing under the


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ERPA.  No modification of the ERPA, or extension of Closing after March 31,
1997, shall be binding on Assignee without its written consent.

         (b) With regard to Section 1.04 of the ERPA, any and all Earnest Money Deposit paid by Assignor shall be credited solely to Assignor's account, and Assignee shall have no interest therein nor shall any portion thereof be applied against the Purchase Price for the Designated Parcels payable by Assignee.

         (c) With regard to Section 1.06 of the ERPA, Assignee shall pay to Assignor, upon request, fifty percent (50%) of the cost of any Surveys on the Designated Parcels obtained by Assignor.

         (d) With regard to Section 1.07 of the ERPA, Assignee shall pay to Assignor, upon request, fifty percent (50%) of the cost of any Environmental Reports on the Designated Parcels obtained by Assignor.

         (e) With regard to any amounts payable by or to the buyer under Sections 1.10, 1.11 and/or 4.04 of the ERPA that relate to the Real Property in its entirety, if there are any Retained Parcels to be acquired by Assignor, the amounts so payable by or to Assignee shall bear the same proportion to the full amounts payable as the Purchase Price payable for the Designated Parcels purchased by Assignee bears to the total Purchase Price for the entire Real Property. Regardless of whether or not there are any Retained Parcels to be acquired by Assignor, any amounts payable by or to the buyer under Sections 1.10, 1.11 and/or 4.04 of the ERPA that relate to an individual parcel of the Real Property (rather than to the Real Property in its entirety) shall be paid by, or shall accrue to the benefit of, the party acquiring such parcel.

         (f) With regard to Section 1.13 of the ERPA, Assignee shall have no right to terminate the ERPA (any such right being exclusively reserved to Assignor), but Assignee shall have the right to terminate this Agreement under option (i) of that Section and Assignee's rights to purchase the Designated Parcels shall be reduced or terminated, as applicable, if Seller exercises any of its rights under the last two (2) sentences of that Section.

         (g) Assignee hereby represents and warrants to Assignor as set forth in Article III of the ERPA, except that (i) references to "SDC" and "Buyer" shall be deemed to refer to Assignee, (ii) references to "Seller" shall be deemed to refer to Assignor, (iii) references to the "Agreement" shall be deemed to refer to this Agreement and (iv) with regard to Section 3.01, Assignee is a Delaware limited partnership.

         (h) With regard to Section 4.06, from the date hereof through the Closing, neither Assignor nor Assignee shall disclose, disseminate, divulge, discuss, copy or otherwise transmit the existence or terms of this Agreement or of the ERPA, directly or indirectly, to any person or entity, except to its respective attorneys, consultants and


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prospective lenders as reasonably required to perform its due diligence investigations and to consummate the transaction contemplated hereunder.

         (i) Assignee shall have no rights or obligations with respect to the provisions of Section 4.09 of the ERPA, all such rights and obligations being reserved to Assignor.

         (j)  Assignee shall have no right to delay the Closing Date under
Section 4.11 of the ERPA, any such right being exclusively reserved to Assignor.

         (k) The condition set forth in Section 5.08 of the ERPA shall be a condition for the benefit of Assignee only if and to the extent that Assignee has objected to any Defect under SECTION 2.2 of this Agreement and has not subsequently waived such Defect.

         (l) With regard to the last paragraph of Article V and Section 7.01 of the ERPA, Assignee's sole remedy in the event of a breach by Seller or in the event of the non-occurrence of any of the conditions set forth in Article V shall be to terminate this Agreement and receive a refund of the Deposit, provided Assignee is not in default hereunder, any rights to terminate the ERPA being reserved to Assignor.

         (m) With regard to Article VIII of the ERPA, Assignor and Assignee agree as follows:

              (i) If Assignee or Assignor (or any other assignee of Assignor) has a claim for indemnity against Seller under the ERPA or any Related Agreement for a claim based on an alleged breach of representations or warranties by Seller, the party with such claim (the "Indemnitee") shall notify the other party to this Agreement of the existence and amount of such claim in accordance with the provisions of Section 8.04 of the ERPA, whether or not the Indemnitee intends or is then permitted, pursuant to the first sentence of Section 8.03 of either the ERPA or a Related Agreement, to pursue such claim against Seller.
The amount of any and all such claims, regardless of the individual amounts thereof, shall be referred to herein as the "Claim Pool." An Indemnitee shall have the right at any time, subject to the restrictions of Section 9.06 and any other applicable provisions of the ERPA or a Related Agreement, to assert and pursue against Seller any individual claim(s) in excess of $50,000 that the Indemnitee may have. If and when the amount of the Claim Pool exceeds $250,000, an Indemnitee shall have the right, subject to the restrictions of Section 9.06 and any other applicable provisions of the ERPA and/or Related Agreements, to assert and pursue against Seller any such claim(s) that the Indemnitee may have, including, without limitation, any individual claim(s) of $50,000 or less constituting part of the Claim Pool that the Indemnitee may previously have been precluded from asserting by virtue of the restrictions of Section 8.03 of either the ERPA or a Related Agreement. Assignor and Assignee shall each reasonably cooperate (but shall have no obligation to incur any significant expense) with the other's efforts to assert any bona fide claims against Seller.


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              (ii) For purposes of determining if and when any claims by
Seller under the first sentence of Section 8.03 of the ERPA and/or Related Agreements exceed $250,000, Assignor and Assignee shall promptly notify each other of any and all claims asserted by Seller against either of them, and shall provide to the other copies of any notices of claims received from Seller under Section 8.04 of the ERPA or any Related Agreement. Assignor and Assignee shall each keep the other reasonably informed as to the progress and status of any such claims.

              (iii) The amount of the maximum liability of the parties to the ERPA pursuant to the second sentence of Section 8.03 thereof shall be referred to herein as the "Indemnity Cap." If Seller's total indemnity liability to Assignee and Assignor (and any other assignees of Assignor) under the ERPA and the Related Agreements would, but for the Indemnity Cap, exceed the amount of the Indemnity Cap (the amount of which total indemnity liability shall be referred to herein as the "Uncapped Seller's Liability"), then an adjustment and appropriate payments shall be made between Assignee and Assignor (and any other assignees of Assignor) such that the amount received by, or paid to a third party on behalf of, Assignee, Assignor or any other assignee of Assignor in satisfaction of Seller's indemnity obligations shall not exceed the percentage of the Indemnity Cap that such party's share of the Uncapped Seller's Liability bears to the total Uncapped Seller's Liability.

              (iv) If the total indemnity liability of Assignee and Assignor (and any other assignees of Assignor) to Seller under the ERPA and the Related Agreements would, but for the Indemnity Cap, exceed the amount of the Indemnity Cap (the amount of which total indemnity liability shall be referred to herein as the "Uncapped Buyer's Liability"), then an adjustment and appropriate payments shall be made between Assignee and Assignor (and any other assignees of Assignor) such that the amount paid by Assignee, Assignor or any other assignee of Assignor in satisfaction of its indemnity obligations shall not exceed the percentage of the Indemnity Cap that such party's share of the Uncapped Buyer's Liability bears to the total Uncapped Buyer's Liability.

    8. LEASES OF REAL PROPERTY. With respect to each of the Designated Parcels purchased by Assignee, Assignee shall, commencing on the Closing Date, lease such Designated Parcel to Sydran Food Services III, L.P., a California limited partnership, which lease shall be on the terms and in substantially the form attached hereto as EXHIBIT B. The execution of such leases by Sydran Food Services III, L.P. shall be a condition precedent to Assignee's obligation hereunder. The monthly "Base Rent" under each such lease shall be an amount equal to one-twelfth (1/12) of eleven percent (11%) of the portion of the Purchase Price allocated to the Designated Parcel covered by such lease, as provided in SECTION 4.3 of this Agreement. For purposes of the purchase option set forth in Section 19 of each such Lease, the purchase price shall be equal to the portion of the Purchase Price allocated to the Designated Parcel covered by such lease, as provided in SECTION 4.3 of this Agreement. If Assignee purchases all six (6) Designated Parcels, the monthly "Base Rent" under each lease shall be the "Base Rent" for such Designated Parcel as set forth on EXHIBIT A, and the


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"Break Point" under each lease shall be the "Break Point" for such Designated
Parcel as set forth on EXHIBIT A.

    9.   REMEDIES.

         9.1 ASSIGNOR'S REMEDIES. If Assignee breaches its obligations under this Agreement, Assignor shall be entitled to retain the Deposit as full compensation for any and all damages suffered by Assignor as a result of Assignee's breach.

         9.2 ASSIGNEE'S REMEDIES. If Assignor breaches its obligations under this Agreement, the Deposit shall be returned to Assignee and, in addition, Assignee shall be entitled to either (i) collect from Assignor the sum of Two Hundred Fifty Thousand Dollars ($250,000) as full compensation for any and all damages suffered by Assignee as a result of Assignor's breach or (ii) bring an action for specific performance of Assignor's obligations; provided that no default or breach by Assignor under the ERPA or any Related Agreement shall, solely by reason thereof, constitute a default or breach by Assignor under this Agreement.

         9.3 LIQUIDATED DAMAGES. Assignor and Assignee each agree that the damages that they would sustain as a result of a breach of this Agreement by the other would be extremely difficult and impracticable to ascertain. Therefore, Assignor and Assignee each agree that if they breach their respective obligations under this Agreement, the other party shall be entitled to recover the sum set forth in SECTION 9.1 or 9.2, as the case may be. Any such sum shall be paid and received as liquidated damages and not as a penalty. Assignor and Assignee acknowledge and agree that such amounts are reasonable estimates of the damages that they would suffer in the event of a breach by the other considering all of the circumstances existing on the date of this Agreement, including the relationship of the sums to the range of harm that could reasonably be anticipated and the anticipation that proof of actual damages would be impractical or extremely difficult. In placing their initials at the places provided below, each party specifically confirms the accuracy of the statements in this SECTION 9.3. Both parties agree that the sums stated as liquidated damages shall be in lieu of any other monetary and/or equitable relief to which a party might otherwise be entitled by virtue of this Agreement by operation of law and/or equity.

         Assignor's initials: ______        Assignee's initials: ______

    10.  MISCELLANEOUS.

         10.1 BROKERAGE AND FINDER'S FEES; INDEMNITY. Assignor and Assignee represent and warrant to each other that they have dealt with no broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. In the event that any claim is asserted by any person claiming a commission or finder's fee with respect to this Agreement or the transactions contemplated hereby arising from any act, representation, or promise of any party hereto or its representatives, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such


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claim.  The party against whom the claim for such commissions or fees is made shall indemnify and hold the other party harmless from and against any cost or expense with respect thereto, including, without limitation, reasonable attorneys' fees and disbursements.

         10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended or supplemented only by written agreement of Assignor and Assignee.

         10.3 NON-WAIVER. No waiver or waivers by any party of any provision of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of that or any other provision of this Agreement.

         10.4 EXPENSES; ATTORNEYS' FEES. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto will pay its own expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated by this Agreement; provided, however, if any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. In the event that either party obtains a judgment in connection with the enforcement or interpretation of this Agreement, such party shall be entitled to recover from the other all costs and expenses incurred in connection with the enforcement of such judgment, including, without limitation, reasonable attorneys' fees, whether incurred prior to or after the entry of the judgment.

         10.5 SURVIVAL AT CLOSING. All agreements, covenants, warranties, representations and indemnities in this Agreement shall survive the Closing for a period of three (3) years, and it shall not be a condition precedent to any indemnity set forth herein that the indemnified party shall have made any payment on account of any claim, loss, damage, obligation, liability deficiency, penalty, cost or expense indemnified against herein. Notwithstanding the foregoing, the survival of the obligations of the parties under SECTION 7(M) of this Agreement shall not be subject to such three
(3)-year limitation.

         10.6 NOTICES. Notices hereunder shall be addressed as set forth below or as otherwise may be designate in writing to the addresses set forth below, and shall be sent by (i) registered or certified mail, return receipt requested, effective three (3) days after deposit in the United States Mail, postage prepaid; or (ii) a telecopied facsimile, effective upon receipt by the addressee (with a copy deposited in the United States Mail, postage prepaid); or (iii) commercial overnight courier or express service, effective one (1) business day after deposit; of (iv) personal delivery, effective upon receipt by the addressee:

         To Assignor:        Sydran Development Corporation
                             3000 Executive Parkway, Suite 515
                             San Ramon, California 94583

                             Attention: Kenneth A. Freed
                             Fax No.: (510) 328-3318


         To Assignee:        U.S. Restaurant Properties Operating L.P.
                             5310 Harvest Hill Road, Suite 270
                             Dallas, Texas 75230
                             Attention: Fred Margolin
                             Fax No.: (214) 490-9119

         With a copy to:     Richard S. Wilensky
                             Middleberg, Riddle & Gianna
                             2323 Bryan Street
                             Dallas, TX 75201
                             Fax No.: (214) 220-3189

Either party hereto may change the address to which such communications should be directed by giving written notice to the other party of such change.

         10.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated and supersedes any and all prior agreements and understandings with respect thereto.

         10.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         10.9 HEADINGS. The headings and captions of the various sections of this Agreement have been inserted only for the purpose of convenience, and are not a part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         10.10 SUCCESSORS; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that Assignee shall have no right to assign any of its rights or obligations hereunder without Assignor's prior written consent, which may be granted or withheld in Assignor's sole discretion.

         10.11 SEVERABILITY. Except as provided to the contrary herein, in case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


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

         10.12 GOVERNING LAW. Assignor and Assignee acknowledge and agree that this Agreement shall be governed by the laws of the State of California applicable to agreements made and entered into in the State of California.

         10.13 TIME OF ESSENCE. Time is of the essence of each provision of this Agreement in which time for performance is an element.

         10.14 RECITALS. The Recitals set forth in this Agreement are true and correct and are a part of this Agreement.

         10.15 EXHIBITS. Attached hereto are the following Exhibits, each of which is incorporated into this Agreement in full by this reference:

              Exhibit A:     List of Real Property
              Exhibit B:     Form of Real Property Lease

         10.16 ADDITIONAL ACTS. Except as otherwise provided herein, in addition to the acts, deeds and instruments recited herein and contemplated to be performed, executed and/or delivered by the parties hereto, each party hereby agree to perform, execute and/or deliver, promptly following the reasonable request of the other party, any and all such further acts, deeds, instruments and assurances as the requesting party may reasonably require to consummate the transactions contemplated hereunder.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR                                 ASSIGNEE

SYDRAN DEVELOPMENT                       U.S. RESTAURANT PROPERTIES
CORPORATION, a California                OPERATING L.P., a Delaware limited
Corporation                              partnership

By: /s/ KENNETH FREED
   -------------------------------       By:  U.S. RESTAURANT PROPERTIES,
Name: Kenneth Freed                          INC., a Delaware corporation
     -----------------------------
Its: Vice President and Secretary
     -----------------------------
                                  Its:  Managing General Partner

                                        By: /s/ ILLEGIBLE
                                            --------------------------------

                                        Its: Fred Margolin, Chairman
                                            --------------------------------


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                            Exhibits Omitted